Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Steven Golden, Hawaiian Telcom (808) 546-3877

For Immediate Release

Hawaiian Telcom to Facilitate Balance Sheet Restructuring Through Chapter 11

Company Operations to Continue Without Interruption

HONOLULU (Monday, December 1, 2008) — Hawaiian Telcom Communications, Inc. (“the Company”), today announced that to continue its balance sheet restructuring process and ensure the Company’s long-term financial health, it has filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington.  The Company will continue to operate its business without interruption.

As is standard in such cases, Hawaiian Telcom is seeking relief from the Court that will enable it to continue to operate its business without interruption to customers, employees and other critical constituents. The requests include authority to honor all customer programs such as discounts and rebates, to continue to pay wages and salaries, and to continue various benefits for employees. In addition, the Company will seek authority to use its existing cash collateral to fund operations.

“Our decision to restructure through a Chapter 11 filing allows the Company to reduce its level of debt and reorganize its business, so we can emerge a stronger and more financially secure company better able to compete in the ever-changing communications industry. I strongly believe that the filing provides the right course of action to support what is in the best interests of our customers, employees, suppliers and other valued constituents.” said Eric K. Yeaman, Hawaiian Telcom’s president and chief executive officer.

“Hawaiian Telcom has proudly served the communications needs of Hawaii’s local community for over 125 years and our dedication to providing our customers with the best quality service remains the Company’s highest priority going forward,” continued Yeaman.

As previously disclosed, the Company has been working with its creditors since October on a balance sheet restructuring that would be amenable to all parties while protecting the interests of the Company’s customers, employees and other constituents.  After careful consideration, Hawaiian Telcom determined that a Chapter 11 filing provided the best means to restructure its debt with minimal impact to the business.

Hawaiian Telcom’s actions are a result of increased competition in an ever-evolving communications industry, an inability to satisfy its capital expenditure needs while continuing to meet its debt service requirements, a significant downturn in the economy, as well as the difficulties in the transition of certain back office functions from Verizon following the 2005 acquisition.

While operating under Chapter 11, the Company plans to continue implementing its strategic plan which is focused on improving its customer service, enhancing processes and systems to rebuild customer and community confidence in the Company, simplifying its existing product offerings while focusing on the introduction of new products, and leveraging its network infrastructure.

“The Hawaiian Telcom board fully supports the Company’s actions and believes that Eric Yeaman and his management team are making the hard, but necessary decisions to address the Company’s financial challenges,” said Walter Dods, Hawaiian Telcom’s chairman of the board.  “As the State’s premier communications company, I am pleased that Hawaiian Telcom’s service, which is critical to the people of Hawaii, will continue without interruption.”

Hawaiian Telcom has sufficient liquidity to support its ongoing operating expenses in the near future. As of November 30, the Company had approximately $75 million of cash on hand. This cash collateral, the use of which is subject to Court approval, will fund among other things, employee wages, customer programs, payments to vendors and suppliers, and the overall operation of our network.

The Company continues to work closely with the PUC and other local government agencies and officials during this process.

Hawaiian Telcom has set-up a toll-free reorganization hotline, (888) 733-1409, for customers, employees, or other interested parties who may have questions related to the reorganization.  In addition, parties are encouraged to visit the Company website at www.hawaiiantel.com, for updates and other information surrounding today’s announcement.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and its current report on Form 8-K dated November 3, 2008. The information contained in this release is as of September 30, 2008. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, managed services, high-speed Internet, and wireless services.

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